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                                                                     Exhibit 4.3


                      ACTION BY UNANIMOUS WRITTEN CONSENT
                         OF THE BOARD OF DIRECTORS OF
                         ONE VOICE TECHNOLOGIES, INC.

     The undersigned directors, representing all of the duly elected and acting directors of the Board (the "Board") of One Voice Technologies, Inc., a Nevada corporation (the "Corporation"), acting in accordance with the Bylaws of the Corporation (the "Bylaws") and the Nevada General Corporation Law, hereby consent to the adoption of the resolutions set forth below, without a meeting, effective as of July 11, 2000:

[EXCERPTED]

Amendment of Bylaws
-------------------

     WHEREAS, Article II of the Bylaws states in Section 1 that the annual meeting of the shareholders ("Annual Meeting") shall be held on the third Friday of August of each year and states in Section 5 that the record date for any meeting must be fixed not less than ten nor more than fifty days prior to that meeting; and

     WHEREAS, Nevada law permits the Board to set the date of the Annual Meeting at their discretion and to fix the record date not less than ten nor more than sixty days prior to the meeting; and

     WHEREAS, the Board believe it to be in the best interests of the Corporation to amend Section 1 of Article II of the Bylaws to permit the Board to set the Annual Meeting at their discretion and to amend Section 5 of Article II to permit the record date for any meeting to be fixed not less than ten nor more than sixty days prior to that meeting;

          NOW, THEREFORE, BE IT RESOLVED, that Section 1 of Article II of the Bylaws of the Corporation is amended to read as follows:

          "The annual meeting of the shareholders of the Corporation shall be held at such place within or without the State of Nevada as shall be set forth in compliance with these Bylaws. The Board of Directors shall have the authority to set the date and time for the annual meeting of the shareholders. This meeting shall be for the election of Directors and for the transaction of such other busines as may properly come before it."
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          RESOLVED, FURTHER, that the first sentence of Section 5 of Article II of the Bylaws of the Corporation is amended to read as follows:

          "The Board of Directors may fix a date not less than ten nor more than sixty days prior to any meeting as the record date for the purpose of determining shareholders entitled to notice of and to vote at such meetings of the shareholders."

                                 * * *

                 [Remainder of page intentionally left blank.]
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       This Consent may be signed in counterparts and shall be effective as of the date first set forth above.


                                  /s/ Dean Weber
                                  ----------------------------------------------
                                  Dean C. Weber

                                  /s/ George Kaelin
                                  ----------------------------------------------
                                  George Kaelin

                                  /s/ Rahoul Sharan
                                  ----------------------------------------------
                                  Rahoul Sharan

                                  /s/ Bradley J. Ammon
                                  ----------------------------------------------
                                  Bradley J. Ammon




                   [Signature page to Board Consent Action.]